Indigo Natural Resources LLC
Unaudited Condensed Consolidated Financial Statements
March 31, 2021 and 2020

Indigo Natural Resources LLC Index to Consolidated Financial Statements March 31, 2021 and 2020

Page
Condensed Consolidated Financial Statements (Unaudited)
Consolidated Balance Sheets as of March 31, 2021 and December 31, 2020	1
Consolidated Statements of Operations for the three months ended March 31, 2021 and 2020	2
Consolidated Statements of Members’ Common Equity for the three months ended March 31,	3
2021 and 2020
Consolidated Statements of Cash Flows for the three months ended March 31, 2021 and	4
2020
Notes to Condensed Consolidated Financial Statements	5

Indigo Natural Resources LLC Consolidated Balance Sheets (Unaudited)

(in thousands, except unit amounts)	March 31, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$59,388	$85,162
Accounts receivable–trade, net of allowance for doubtful accounts of $1,535 and $1,524	144,091	141,405
Prepaid costs and other current assets	3,093	2,471
Derivative instruments	7,498	24,434
Total current assets	214,070	253,472
Property and equipment, net of accumulated depreciation, depletion, amortization and impairment of $1,151,680 and $1,657,849	1,920,715	2,731,443
Property and equipment held for sale	170,537	—
Investment in midstream joint venture	—	15,465
Debt issuance costs and other noncurrent assets, net	6,756	6,650
Derivative instruments	26,360	29,968
Total noncurrent assets	2,124,368	2,783,526
Total assets	$2,338,438	$3,036,998
Liabilities and members’ equity
Current liabilities
Accounts payable–trade	$4,959	$6,011
Royalties payable	76,791	96,462
Accrued capital expenditures	54,271	48,997
Accrued gathering and transportation expense	44,256	24,384
Accrued lease operating expense	9,929	7,672
Accrued interest expense	6,975	17,510
Other accrued liabilities	51,470	55,674
Accrued liabilities–related parties	124	941
Accrued liabilities held for sale	16,691	—
Derivative instruments	27,472	8,885
Total current liabilities	292,938	266,536
Long-term debt	814,039	779,414
Asset retirement obligation	11,815	47,461
Asset retirement obligation for property and equipment held for sale	36,938	—
Other noncurrent liabilities	8,244	26,460
Derivative instruments	9,334	9,010
Total noncurrent liabilities	880,370	862,345
Total liabilities	1,173,308	1,128,881
Commitments and contingencies
Members’ common equity, 13.9 million Class A units and 0.9 million Class B units issued and outstanding	1,165,130	1,908,117
Total liabilities and members’ common equity	$2,338,438	$3,036,998

The accompanying notes are an integral part of these condensed consolidated financial statements.

Indigo Natural Resources LLC Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
(in thousands)	2021	2020
Revenue and other operating income
Natural gas, NGL and oil revenue	$224,949	$162,185
(Loss) gain on derivative instruments	(37,776)	86,314
Other	41,115	4,318
Total revenue and other operating income	228,288	252,817
Operating expenses
Lease operating expense	21,689	29,815
Gathering and transportation expense	56,594	44,002
Severance taxes, net of refunds received	3,017	4,567
Other operating costs, net	36,744	3,035
Exploration costs	196	205
Depreciation, depletion and amortization	117,989	107,595
Impairment	22,088	32
General and administrative expense	13,418	13,226
Loss (gain) on sale of assets	620,444	(10)
Total operating expenses	892,179	202,467
Operating (loss) income	(663,891)	50,350
Other income (expense)
Interest and other financing expense	(8,226)	(8,747)
Loss from equity method investment in midstream joint venture	(4,411)	(72)
(Loss) gain on extinguishment of debt	(33,886)	1,906
Other, net	32	54
Total other expense	(46,491)	(6,859)
Pretax (loss) income	(710,382)	43,491
State income tax (expense) benefit	(9)	190
Net (loss) income	(710,391)	43,681
Preferred dividends	—	(5,445)
Accretion of discount on preferred equity	—	(1,378)
Preferred tax distribution	—	(4,180)
Net (loss) income attributable to members’ common equity	$(710,391)	$32,678

The accompanying notes are an integral part of these condensed consolidated financial statements.

Indigo Natural Resources LLC Consolidated Statements of Members’ Common Equity (Unaudited)

(in thousands)	2021	2020
Beginning balance at January 1	$1,908,117	$2,218,750
Indigo equity-based compensation expense	2,404	2,575
M5 Midstream LLC incentive unit distributions to Indigo employees	—	343
Distributions	(35,000)	(270,764)
Net (loss) income attributable to members’ common equity	(710,391)	32,678
Balance at March 31	$1,165,130	$1,983,582

The accompanying notes are an integral part of these condensed consolidated financial statements.

Indigo Natural Resources LLC Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(in thousands)	2021	2020
Cash flows from operating activities
Net (loss) income	$(710,391)	$43,681
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Equity-based compensation expense	2,404	2,918
Depreciation, depletion and amortization	117,989	107,595
Impairment	22,088	32
Loss (gain) on sale of assets	620,444	(10)
Amortization of debt issuance costs	812	911
Loss (gain) on extinguishment of debt	33,886	(1,906)
Loss from equity method investment in midstream joint venture	4,411	72
Non-cash changes in derivative fair values	39,455	(24,220)
Other, net	(2,737)	(192)
Changes in assets and liabilities
Accounts receivable–trade, net	(3,954)	19,981
Prepaid costs and other current assets	(622)	(325)
Accounts payable–trade	(1,052)	25,628
Accrued and other liabilities	11,455	(17,736)
Net cash provided by operating activities	134,188	156,429
Cash flows from investing activities
Acquisitions	—	(25)
Capital expenditures	(116,439)	(179,165)
Distributions from midstream joint venture	15,465	—
Adjustment to M5 Louisiana sale proceeds	(25,376)	—
Proceeds from sales of assets	365	—
Other investing activities	455	48
Net cash used in investing activities	(125,530)	(179,142)
Cash flows from financing activities
Proceeds from issuance of debt	700,000	145,000
Debt issuance costs	(10,769)	(100)
Repayment of debt	(664,965)	(3,034)
Make-whole premium on extinguishment of debt	(23,515)	—
Preferred dividends	—	(2,585)
Preferred tax distribution	—	(4,180)
Member distributions	(35,000)	(270,764)
Payment of capital lease obligations	(183)	(162)
Net cash used in financing activities	(34,432)	(135,825)
Net decrease in cash and cash equivalents	(25,774)	(158,538)
Cash and cash equivalents
Beginning of period	85,162	186,799
End of period	$59,388	$28,261
Supplemental cash flow information
Cash paid for interest, net of amounts capitalized	$14,045	$17,171
Non-cash investing and financing activities
Change in accrued capital expenditures	$5,274	$(9,664)
Change in accrued interest capitalized	$(3,871)	$(1,607)
Asset retirement cost capitalized, net	$455	$310
Dividends accrued to the preference accrual	$—	$2,852
Accretion of discount on preferred equity	$—	$1,378

The accompanying notes are an integral part of these condensed consolidated financial statements.

Indigo Natural Resources LLC Consolidated Statements of Cash Flows (Unaudited)

1.    Basis of Presentation
These condensed consolidated financial statements include the accounts of Indigo Natural Resources LLC’s (“Indigo” or the “Company”) majority-owned, controlled subsidiaries and are unaudited; however, they reflect all adjustments necessary for a fair statement of the results for the periods reported. All such adjustments are of a normal recurring nature unless disclosed otherwise. These condensed consolidated financial statements, including notes, have been prepared in conformity with accounting principles generally accepted in the United States of America and do not include all of the information and disclosures required by U.S. generally accepted accounting principles for complete financial statements.

These interim condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto for 2020 and 2019. Other operating income and other operating costs, net for the three months ended March 31, 2020 were overstated by $3.0 million in the Company’s previously-issued Consolidated Statement of Operations for that period, related to the presentation of third-party natural gas sales and purchases. The accompanying Consolidated Statement of Operations for the three months ended March 31, 2020 has been revised to correct this error, which had no effect on net income and was not material to the previously-issued financial statements. The results of operations for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the full year.

2.    Accounting Standards

Not Yet Adopted
In June 2016, the Financial Accounting Standards Board (“FASB”) issued an accounting standards update that changes the impairment model for financial assets, including trade receivables and certain other instruments. The update replaces the current “incurred loss” model with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. In November 2019, the update’s effective date for Indigo was deferred to 2023, and the update must be adopted using a modified-retrospective approach through a cumulative-effect adjustment to retained earnings as of the effective date. Early adoption is permitted. The Company is evaluating the provisions of this update, but based on its preliminary analysis, does not expect adoption to have a material impact on its results of operations, financial position and cash flows.

In February 2016, the FASB issued an amendment to the accounting standards for leases which requires lessees to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, on the balance sheet for substantially all leases, though not mineral leases. For operating leases, a lessee must recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term on a generally straight-line basis, and reflect cash payments as operating activities, except when the lease cost is capitalized as a development cost, in which case cash payments are reflected as investing activities. For finance leases, a lessee must recognize interest on the lease liability separately from amortization of the right-of-use asset and reflect repayments of the principal portion of the lease liability as financing activities and payments of interest as operating activities. Disclosure of key information about leasing arrangements is also required. In June 2020, the amendment’s effective date for Indigo was deferred to 2022 and early adoption is permitted. At adoption, entities are allowed the option to recognize and measure leases at the beginning of the earliest period presented using a modified-retrospective approach or to recognize the cumulative effect of applying the new standard as an adjustment to the opening balance of retained earnings in the year of adoption while continuing to present all prior periods under previous lease accounting guidance. The Company is evaluating the provisions of this amendment and assessing the impact it will have on its results of operations, financial position and cash flows.

Indigo Natural Resources LLC Notes to Condensed Consolidated Financial Statements (Unaudited)
Recently Adopted
In August 2018, the FASB issued amendments to the disclosure requirements regarding fair value measurements that (i) eliminate certain disclosure requirements, including those related to transfers between Level 1 and Level 2 of the fair value hierarchy, (ii) modify certain other disclosure requirements and (iii) add disclosure requirements, including expanded disclosures regarding significant unobservable inputs used to develop Level 3 fair value measurements. On January 1, 2020, the Company adopted the amendments to the disclosure requirements regarding fair value measurements and adoption did not have a material impact on the Company’s fair value disclosures.

3.    Divestiture
Assets Held for Sale – Conventional Cotton Valley Assets
In March 2021, Indigo’s board of directors approved the divestiture of substantially all of the Company’s interests in operated and non-operated conventional Cotton Valley oil and gas properties and related assets located in North Louisiana. In April 2021, the Company entered into a purchase and sale agreement, and under the terms of the agreement, the sale price for these non-core assets was $135.0 million in cash, before customary closing adjustments. The divestiture closed in May 2021. A $620.9 million loss on the conventional Cotton Valley divestiture is reflected as loss (gain) on sale of assets in the Consolidated Statement of Operations for the three months ended March 31, 2021.

As of March 31, 2021, the conventional Cotton Valley assets and associated liabilities held for sale were reflected in the Consolidated Balance Sheet as property and equipment held for sale, current liabilities and asset retirement obligation for property and equipment held for sale, as follows (in thousands):

March 31, 2021
Assets classified as held for sale:
Property and equipment	$170,537

Liabilities associated with assets held for sale:
Current liabilities	$16,691
Asset retirement obligation	$36,938

The pretax loss of the conventional Cotton Valley assets was $6.4 million and $12.7 million for the three months ended March 31, 2021 and 2020, respectively.

4.    Operating Revenue
Disaggregation of Natural Gas, NGL and Oil Revenue
Natural gas, NGL and oil revenue from contracts with customers disaggregated by product type consisted of the following for the three months ended March 31, 2021 and 2020 (in thousands):

	Three Months Ended March 31,
	2021	2020
Natural gas, NGL and oil revenue:
Natural gas	$217,837	$155,988
NGLs	5,241	3,965
Oil	1,871	2,232
Total natural gas, NGL and oil revenue from contracts with customers	$224,949	$162,185

Indigo Natural Resources LLC Notes to Condensed Consolidated Financial Statements (Unaudited)
Receivables from Contracts with Customers
At March 31, 2021 and December 31, 2020, accounts receivable—trade included $133.3 million and $132.0 million, respectively, of receivables from contracts with customers related to natural gas, NGL and oil revenue and third-party natural gas sales.

Remaining Performance Obligations
Indigo has executed forward natural gas sales contracts to lock in markets and fix basis differentials for a portion of its future natural gas production. In these cases, the Company has utilized the optional exemption which allows the Company to exclude the disclosure of the transaction price related to unsatisfied performance obligations and expected timing of revenue recognition if the variable consideration is allocated entirely to a wholly unsatisfied performance obligation. Because each unit of natural gas to be delivered under these contracts represents a separate performance obligation, future performance obligations are wholly unsatisfied.

This forward sales program provides a significant portion of the Company’s gross marketed natural gas with a diverse mix of outlets, transportation and end-user markets. As of March 31, 2021, the Company has entered into contracts with purchasers with investment grade credit ratings or adequate credit support for the following gross volumes in the years indicated: 1,312 billion British thermal units of natural gas per day (“BBtu/d”) in the remainder of 2021, 1,188 BBtu/d in 2022, 1,075 BBtu/d in 2023, 950 BBtu/d in 2024 and 486 BBtu/d in 2025 through 2030. Portions of the sales proceeds from these gross deliveries will be recorded in the Consolidated Statement of Operations for the applicable periods as (i) natural gas, NGL and oil revenue, reflecting Indigo’s net revenue interest share of the sales of its natural gas production, and (ii) other operating income, reflecting third-party natural gas sales.

Other Operating Income
Other operating income for the three months ended March 31, 2021 and 2020 included $36.4 million and $3.0 million, respectively, of third-party natural gas sales to facilitate management of the Company’s forward sales contracts and transportation agreements. Other operating income for the three months ended March 31, 2021 and 2020 also included immaterial amounts for (i) service fees charged to joint interest partners for the use of company-owned field assets on wells Indigo operates, (ii) adjustments to the liability for gas imbalances as a result of natural gas price and proved reserve changes and (iii) various other items.

5.    Property and Equipment
Property and equipment consisted of the following at March 31, 2021 and December 31, 2020 (in thousands):

	Three Months Ended March 31,
	2021	2020
Proved properties	$2,848,240	$3,953,225
Unproved leasehold acquisition costs	82,246	282,597
Costs of wells in progress	126,426	137,492
Other property and equipment	15,483	15,978
Less: Accumulated depreciation, depletion, amortization and impairment	(1,151,680)	(1,657,849)
Property and equipment, net	$1,920,715	$2,731,443

The Company had no suspended exploration wells pending evaluation at March 31, 2021 or December 31, 2020.

Indigo Natural Resources LLC Notes to Condensed Consolidated Financial Statements (Unaudited)
During the three months ended March 31, 2021 and 2020, the Company recorded $22.1 million and $32 thousand for impairment of unproved properties that will not become productive. The impairment charge during the three months ended March 31, 2021 primarily reflects changes to the Company’s development plans as a result of the divestiture of the conventional Cotton Valley assets discussed in Note 3.

6.    Incremental Minimum Volume Commitments Associated with M5 Louisiana Sale
The Company has determined it is probable that deficiency fees will be incurred in 2021 under the letter agreement entered into in conjunction with M5 Louisiana Holdings, LLC’s (the “Midstream JV”) sale of its wholly-owned subsidiaries (collectively, “M5 Louisiana”) in 2019, that provided for incremental minimum volume commitments on the gathering system sold as part of M5 Louisiana. As of March 31, 2021, such deficiency fees were estimated to be $35.4 million for the full year, and therefore $8.8 million is recorded as other accrued liabilities, reflecting the Company’s estimated obligation to the buyer of M5 Louisiana incurred through the first three months of 2021. The $4.4 million loss from equity method investment in midstream joint venture for the three months ended March 31, 2021 reflects Indigo’s portion of this downward adjustment to the M5 Louisiana sale proceeds, net to its 50% equity interest in the Midstream JV. As of March 31, 2021, the remaining $20.4 million deferred credit for the M5 Midstream LLC (“M5”) deficiency fee settlement paid to Indigo in 2020 is reflected as other current liabilities of $13.3 million, for M5’s share of the estimated deficiency fees not yet accrued for the remainder of 2021 that will be due in 2022, and other noncurrent liabilities of $7.1 million, for the settlement to be applied to deficiency fees that may be incurred in the future.

7.    Long-Term Debt
Long-term debt was comprised of the following at March 31, 2021 and December 31, 2020 (in thousands):

	March 31,	December 31,
	2021	2020
2029 Notes	$700,000	$—
2026 Notes	—	644,965
Revolver	125,000	145,000
Total principal outstanding	825,000	789,965
Unamortized debt issuance costs	(10,961)	(10,551)
Long-term debt	$814,039	$779,414

2029 Senior Unsecured Notes
Issuance
In February 2021, the Company issued $700.0 million of Senior Unsecured Notes due 2029 (the “2029 Notes”). The 2029 Notes bear interest at an annual rate of 5.375% and such interest is payable on February 1 and August 1 of each year. The 2029 Notes will mature on February 1, 2029.

A portion of the proceeds from the issuance of the 2029 Notes was used to redeem the Senior Unsecured Notes due 2026 (the “2026 Notes”) discussed below. In addition, the Company repaid $20.0 million of borrowings outstanding under its Amended and Restated Revolving Credit Facility (the “Revolver”). A waiver was received from the lenders under the Revolver and therefore the issuance of the 2029 Notes did not impact the Revolver’s borrowing base.

Terms
At any time prior to February 1, 2024, the Company may on any one or more occasions redeem up to 40% of the aggregate principal amount of the 2029 Notes with an amount of cash not greater than the net proceeds of certain equity offerings at a redemption price equal to 105.375% of the principal amount of

Indigo Natural Resources LLC Notes to Condensed Consolidated Financial Statements (Unaudited)
the 2029 Notes redeemed, plus accrued and unpaid interest to the redemption date, if at least 60% of the aggregate principal amount of the 2029 Notes remains outstanding after the redemption and the redemption occurs within 180 days of the closing of such equity offering. In addition, at any time prior to February 1, 2024, the Company may redeem some or all of the 2029 Notes at a price equal to 100% of the principal amount of the notes redeemed, plus a “make-whole” premium equal to the excess, if any, of (a) the present value at the time of redemption of (i) the redemption price of such notes on February 1, 2024 plus (ii) all required interest payments on such notes through February 1, 2024, computed using a discount rate equal to a reference treasury rate at such time plus 50 basis points over (b) the principal amount of the notes redeemed, and any accrued and unpaid interest to the redemption date. On and after February 1, 2024, the Company may redeem the 2029 Notes, in whole or in part, at the redemption prices set forth in the indenture governing the 2029 Notes, plus any accrued and unpaid interest to the redemption date. If the Company experiences certain kinds of changes of control accompanied by a ratings decline, holders of the 2029 Notes may have the right to require the Company to repurchase their notes for cash at 101% of the principal amount of the notes, plus any accrued and unpaid interest to the date of purchase.

The indenture governing the 2029 Notes restricts the Company’s ability and the ability of certain of its subsidiaries to, among other things: (i) incur additional debt; (ii) pay distributions on, or repurchase, equity interests or subordinated indebtedness; (iii) make certain investments; (iv) incur liens; (v) enter into transactions with affiliates; (vi) merge or consolidate with another company; and (vii) transfer and sell assets. These covenants are subject to a number of important exceptions and qualifications.

The 2029 Notes are senior unsecured obligations and rank equally in right of payment with all of the Company’s other senior indebtedness and senior to any of its subordinated indebtedness. The 2029 Notes are fully and unconditionally guaranteed on a senior unsecured basis by each of Indigo’s restricted subsidiaries that guarantee its indebtedness. The 2029 Notes are effectively subordinated to all of the Company’s secured indebtedness (including all borrowings and other obligations under the Revolver) to the extent of the value of the collateral securing such indebtedness, and structurally subordinated in right of payment to all indebtedness and other liabilities (including trade payables) of any future subsidiaries or joint ventures which constitute subsidiaries that do not guarantee the 2029 Notes.

2026 Senior Unsecured Notes
2021 Redemption
In February 2021, in conjunction with the issuance of the 2029 Notes discussed above, the Company used a portion of the proceeds from the 2029 Notes to redeem the entire $645.0 million principal amount of the 2026 Notes for $689.2 million, including a make-whole premium and accrued and unpaid interest, resulting in a $33.9 million loss on extinguishment of debt, which is reflected in the Consolidated Statement of Operations for the three months ended March 31, 2021.

2020 Redemption
During the three months ended March 31, 2020, the Company repurchased certain 2026 Notes with a principal amount of $5.0 million in the open market at a discount. A $1.9 million gain on extinguishment of debt is reflected in the Consolidated Statement of Operations for that period, representing the excess of the carrying value over the amount paid for the repurchases.

8.    Derivative Instruments
Commodity Derivatives
The Company sells natural gas, NGLs and oil in the normal course of its business and utilizes derivative instruments to manage the variability in cash flows due to commodity price movements. The Company enters into derivative instruments to economically hedge a portion of its forecasted natural gas sales. The Company did not designate these contracts as hedges; therefore, the changes in fair value of these

Indigo Natural Resources LLC Notes to Condensed Consolidated Financial Statements (Unaudited)
instruments are recorded in current earnings. Commodity derivatives are recorded on the Consolidated Balance Sheet at fair value. See Note 9 for fair value disclosures about commodity derivatives.

The following summarizes gains and losses on natural gas derivative instruments included in other operating income for the three months ended March 31, 2021 and 2020 (in thousands):

	Three Months Ended March 31,
	2021	2020
Unsettled (loss) gain	$(39,455)	$24,220
Settled gain	1,679	62,094
Total (loss) gain on natural gas derivatives	$(37,776)	$86,314

The following summarizes open positions at March 31, 2021, and represents, as of such date, derivatives in place through December 31, 2024:

	2021	2022	2023	2024
Fixed price swaps:
Volume (MMBtu)	182,232,880	152,227,980	76,000,000	56,630,000
Weighted average price per MMBtu	$2.71	$2.71	$2.60	$2.43
Collars:
Volume (MMBtu)	35,615,000	16,440,000
Sold calls (Weighted average price per MMBtu)	$2.80	$3.16
Purchased puts (Weighted average price per MMBtu)	$2.56	$2.69

Consolidated Balance Sheet Presentation
The Company had the following outstanding derivative contracts recorded on the Consolidated Balance Sheets at March 31, 2021 and December 31, 2020, as indicated (in thousands):

		Fair Value
Hedged item	Balance Sheet Classification	March 31, 2021	December 31, 2020
Natural gas	Derivative instruments – current assets	$7,498	$24,434
Natural gas	Derivative instruments – noncurrent assets	26,360	29,968
Natural gas	Derivative instruments – current liabilities	(27,472)	(8,885)
Natural gas	Derivative instruments – noncurrent liabilities	(9,334)	(9,010)
	Total	$(2,948)	$36,507

9.    Fair Value Measurements
The fair value accounting standards do not prescribe which valuation technique should be used when measuring fair value and do not prioritize among the techniques. These standards establish a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

Indigo Natural Resources LLC Notes to Condensed Consolidated Financial Statements (Unaudited)
Level 1 – Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities in active markets that management has the ability to access. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 – Observable market-based inputs or unobservable inputs that are corroborated by market data. These are quoted prices in markets that are not active or inputs that are observable either directly or indirectly for substantially the full term of the asset or liability.

Level 3 – Unobservable inputs that are corroborated by market data and may be used with internally-developed methodologies that result in management’s best estimate of fair value.

Assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement.

Fair Values – Recurring
The Company estimates the fair value of derivative instruments using various inputs including publicly available prices. Fixed price commodity swaps and commodity collars are classified as Level 2 because the inputs used to value the instruments were substantially observable for the term of the instruments.

The following tables summarize the valuation and classification of the Company’s financial instruments accounted for at fair value on a recurring basis at March 31, 2021 and December 31, 2020 (in thousands):

March 31, 2021	Level 1	Level 2	Level 3	Total
Assets:
Derivative instruments
Commodity derivatives
Fixed price swaps	$—	$31,767	$—	$31,767
Collars	—	2,091	—	2,091

Liabilities:
Derivative instruments
Commodity derivatives
Fixed price swaps	—	(33,287)	—	(33,287)
Collars	—	(3,519)	—	(3,519)
	$—	$(2,948)	$—	$(2,948)

December 31, 2020	Level 1	Level 2	Level 3	Total
Assets:
Derivative instruments
Commodity derivatives
Fixed price swaps	$—	$52,117	$—	$52,117
Collars	—	2,285	—	2,285

Liabilities:
Derivative instruments
Commodity derivatives
Fixed price swaps	—	(15,300)	—	(15,300)
Collars	—	(2,595)	—	(2,595)
	$—	$36,507	$—	$36,507

Indigo Natural Resources LLC Notes to Condensed Consolidated Financial Statements (Unaudited)
Fair Value – Nonrecurring
During the three months ended March 31, 2021, the Company recognized a loss on the pending sale of conventional Cotton Valley assets, as discussed in Note 3, These assets held for sale are reflected on the Consolidated Balance Sheet as of March 31, 2021 at their estimated fair value less costs to sell, based on the estimated sale price at that date. This fair value estimate is classified as Level 2.

Fair Values – Financial Instruments
The carrying value of cash and cash equivalents, accounts receivable and accounts payable approximate their respective fair values due to their short maturities.

Based on the variable rate applicable to the borrowings under the Revolver, the fair value of the facility approximates its carrying value at March 31, 2021 and December 31, 2020.

At March 31,2021 and December 31, 2020, the fair value of the 2029 Notes and 2026 Notes, respectively, totaled $689.1 million and $663.7 million, respectively. The related aggregate carrying value was $689.0 million and $634.4 million, respectively, including unamortized debt issuance costs. The fair value of the 2029 Notes and 2026 Notes is measured based on quoted prices, which is classified as Level 1.

10.    Equity Distributions
2021
During the three months ended March 31, 2021, Indigo made distributions totaling $35.0 million to its common equity holders using cash on hand.

2020
There were tax implications related to the sale of M5 Louisiana. Indigo made tax distributions of $270.8 million and $4.2 million to its common and preferred unit holders, respectively, in January 2020. The distributions on the common units are reflected as a reduction of members’ common equity during the three months ended March 31, 2020. The distributions on preferred units are reflected as preferred tax distributions in the Statement of Operations for the three months ended March 31, 2020.

11.    Related Party Transactions
Transactions with Momentum
Certain of the Company’s members are also members of M5 and M6 Midstream LLC (collectively, “Momentum”). The Company and Momentum co-employ certain of the Company’s executive management and are parties to a shared services agreement under which employees of Momentum provide various services to the Company.

The Company incurred $0.4 million and $0.3 million, respectively, under these shared services arrangements and these costs are reflected as general and administrative expense in the Consolidated Statements of Operations for the three months ended March 31, 2021 and 2020.

At March 31, 2021 and December 31, 2020, accrued liabilities–related parties included an aggregate $0.1 million and $0.9 million, respectively, due to Momentum related to the co-employment and shared services agreement.

Other Related Party Transactions
During the three months ended March 31, 2020 Indigo paid $0.1 million to Martin Timberlands LLC, an affiliate of Martin Sustainable Resources, L.L.C., a member of the Company, for rights-of-way and related costs associated with certain drilling locations.

Indigo Natural Resources LLC Notes to Condensed Consolidated Financial Statements (Unaudited)
Beland Energy LLC, a member of the Company, and NRI Energy Partners LLC, whose sole member is also a member of the Company, hold royalty interests in certain of the Company’s operated wells and the Company makes royalty distributions on those interests monthly.

12.    Commitments and Contingencies
Legal and Regulatory Proceedings
On June 12, 2018, a collection of 51 individuals and entities filed a lawsuit against fifteen oil and gas company defendants, including Indigo, in Louisiana state court claiming damages arising out of current and historical exploration and production activity on certain acreage located in DeSoto Parish, Louisiana. The plaintiffs, who claim to own the properties at issue, assert that Indigo’s actions and the actions of other current operators conducting exploration and production activity, combined with the improper plugging and abandoning of legacy wells by former operators, have caused environmental contamination to their properties. Among other things, the plaintiffs contend that the defendants’ conduct resulted in the migration of natural gas, along with oilfield contaminants, into the Carrizo-Wilcox aquifer system underlying certain portions of DeSoto Parish. The plaintiffs assert claims based in tort, breach of contract, and for violations of the Louisiana Civil and Mineral Codes, and they seek injunctive relief and monetary damages in an unspecified amount, including punitive damages.
On September 13, 2018, Indigo filed a variety of exceptions in response to the plaintiffs’ petition in this matter. Since the initial filing, supplemental petitions have been filed joining additional individuals and entities as plaintiffs in the matter. On September 29, 2020, plaintiffs filed their fourth supplemental and amending petition in response to the court’s order ruling that plaintiffs’ claims were improperly vague and failed to identify with reasonable specificity the defendants’ allegedly wrongful conduct. Indigo and the majority of the other defendants filed several exceptions to plaintiffs’ fourth amended petition challenging the sufficiency of plaintiffs’ allegations and seeking dismissal of certain claims. On February 18, 2021, plaintiffs filed a fifth supplemental and amending petition, which seeks to augment the claims of select plaintiffs.

The presence of natural gas in a localized area of the Carrizo-Wilcox aquifer system in DeSoto Parish is currently the subject of a regulatory investigation by the Louisiana Office of Conservation (“Conservation”), and Indigo is cooperating and coordinating with Conservation in that investigation. The Conservation matter number is EMER18-003.

Indigo is vigorously defending itself in these legal and regulatory proceedings and does not believe they will have a material adverse effect on its business. However, Indigo cannot predict the outcome of these proceedings with certainty, and if Indigo is unsuccessful in these matters and any loss exceeds any available insurance it may have, this could have a material adverse effect on its results of operations.

Indigo is party to various other litigation matters arising out of the normal course of its oil and gas business. The ultimate outcome of each of these matters cannot be absolutely determined, and the liability Indigo may ultimately incur with respect to any one of these matters in the event of a negative outcome may be in excess of amounts currently accrued. However, Indigo does not believe any such matters will have a material adverse effect on Indigo’s financial position, results of operations or cash flows.

13.    Subsequent Events
Divestiture of Conventional Cotton Valley Assets
See Note 3 for discussion of the purchase and sale agreement executed in April 2021.

Subsequent events were evaluated through May 13, 2021, the date the condensed consolidated financial statements were issued.

Indigo Natural Resources LLC Notes to Condensed Consolidated Financial Statements (Unaudited)
Events Subsequent to Original Issuance of Financial Statements
In connection with the reissuance of these condensed consolidated financial statements, subsequent events were reevaluated through July 1, 2021, the date the condensed consolidated financial statements were issued.

Pending Merger with Southwestern Energy Company
In June 2021, the Company entered into a definitive merger agreement with Southwestern Energy Company (“SWN”) under which SWN will acquire Indigo for $400.0 million of cash, approximately 339 million shares of SWN common stock and SWN’s assumption of the Company’s 2029 Notes, subject to customary closing adjustments. The transaction is expected to close early in the fourth quarter of 2021, subject to customary closing conditions.

Closing of Conventional Cotton Valley Assets Divestiture
The divestiture of conventional Cotton Valley assets discussed in Note 3 closed in May 2021. A portion of the cash proceeds received at closing was used to repay $90.0 million of borrowings outstanding under the Revolver.

Amendment to the Revolver
In May 2021, the Revolver was amended to decrease the borrowing base and elected commitment to $675.0 million based on the regularly-scheduled semi-annual redetermination, reflecting the divestiture of the conventional Cotton Valley assets discussed in Note 3.

Equity Distribution Approval
In June 2021, Indigo’s board of directors approved distributions totaling $25.0 million to be made to the Company’s common equity holders prior to the closing of the merger with SWN discussed above.